EXHIBIT 2.1

PURCHASE AND ASSUMPTION AGREEMENT

by and between

Manufacturers and Traders Trust Company

("Seller")

and

Chemung Canal Trust Company

("Purchaser")

TABLE OF CONTENTS

Page

ARTICLE I-TRANSFER OF ASSETS AND LIABILITIES

Section 1.10. Actions With Respect to IRA and

Keogh Plan Deposit Liabilities...................................................................... 10

ARTICLE II-CLOSING AND EFFECTIVE TIME

ARTICLE III-INDEMNIFICATION

ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF SELLER

Page

Section 4.19. Exhibits and Schedules............................................................. 20

Section 4.20. Limitation of Representations and Warranties................................. 20

ARTICLE V-REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1. Corporate Organization............................................................ 21

Section 5.2. No Violation......................................................................... 21

Section 5.3. Corporate Authority................................................................ 21

Section 5.4. Enforceable Agreement............................................................ 21

Section 5.5. No Brokers........................................................................... 21

ARTICLE VI-OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1. Access to Information.............................................................. 22

Section 6.2. Delivery of Magnetic Media Records/Customer Data......................... 22

Section 6.3. Application for Approval to Effect Purchase of Assets

ARTICLE VII-CONDITIONS TO PURCHASER'S OBLIGATIONS

ARTICLE VIII-CONDITIONS TO SELLER'S OBLIGATIONS

Section 8.1. Representations and Warranties True............................................ 30

Section 8.2. Obligations Performed.............................................................. 30

Section 8.3. Regulatory Approval................................................................ 30

Page

ARTICLE IX--TERMINATION

ARTICLE X-MISCELLANEOUS PROVISIONS

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of November 30, 2007 by and between Manufacturers and Traders Trust Company having its principal office at One M&T Plaza, Buffalo, New York 14203 ("Seller"), a New York state-chartered bank and a wholly owned subsidiary of M&T Bank Corporation ("M&T"), and Chemung Canal Trust Company, having its principal office at One Chemung Canal Plaza,Elmira, New York 14901 ("Purchaser"), a New York state- chartered bank and a wholly owned subsidiary of Chemung Financial Corporation.

W I T N E S S E T H:

WHEREAS, M&T has entered into an agreement to acquire Partners Trust Financial Group, Inc. ("Partners Trust"), and incident to such agreement, Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of the offices at the locations set forth in Schedule 1 (the "Branches"); and

WHEREAS, Purchaser wishes to buy the assets and assume the deposit and other liabilities of the offices at the Branches set forth in Schedule 1, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES

Section 1.1. Transferred Assets

(a) As of the Effective Time (as defined in Section 2.1) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the transferable rights, title and interest of Seller in the following assets associated with the Branches and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.1(b) (collectively, the "Acquired Assets"):

(1) the leased real estate at the Branches ("Leased Property");

(2) except as provided in Section 1.1(b), the furniture, fixtures, leasehold improvements, security deposits, equipment and other tangible personal property owned by Seller and located at the Branches and used in conducting Seller's business at the Branches (the "Personal Property");

(3) all personal property leases affecting the Branches, including all equipment leases for equipment located at the Branches (the "Equipment Leases"); and all assignable operating contracts of the Branches excluding any master contracts (the "Assignable Contracts") all of which Equipment Leases and Assignable Contracts are listed on Exhibit 1.1(a)(3);

(4) all safe deposit contracts and leases for the safe deposit boxes located at the Branches as of the Effective Time (the "Safe Deposit Contracts");

(5) all Loans transferred pursuant to Section 1.4; and

(6) all Coins and Currency located at the Branches as of the Effective Time, including all petty cash, vault cash, drawer cash, automated teller machine cash and any other cash maintained at the Branches as of the Effective Time, subject to audit verification conducted by a representative of each party as of the Effective Time (the "Coins and Currency").

(b) Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Exhibit 1.1(b) hereto, Seller's rights in and to the names "Manufacturers and Traders Trust Company," "M&T Bank" (including in each case any derivation thereof) and any of Seller's or Partners Trust Bank's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, telephone systems, alarm systems, software, trademarks or trade names, and trade names and logos of third parties with whom Seller has contracted to provide services to its customers (the "Excluded Assets"). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Branches on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost, using commercially reasonable care and, Seller shall be under no obligation to restore the Branches' premises to their original condition, which shall be the responsibility of Purchaser.

Section 1.2. Purchase Price

(a) As consideration for the purchase of the Acquired Assets, Purchaser shall pay Seller a purchase price (the "Purchase Price") equal to the sum of the following:

(1) A premium for the deposits related to the Branches equal to 12.95% of the Deposit Liabilities excluding negotiable jumbo certificates of deposit of the product type previously disclosed to Purchaser aggregating $6,012,424 as of September 28, 2007;

      The Net Book Value (as defined in Section 1.2(d)), including accrued interest, for the Loans as set forth in Section 1.4;

      The Net Book Value (as defined in Section 1.2(d)) of the Personal Property; and

(4) The face amount of the Coins and Currency.

(b) In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller arising on or after the Effective Time relating to the Leased Property, the Equipment Leases, the Assignable Contracts, the Safe Deposit Contracts, and the Deposit Liabilities (including all accrued interest relating thereto); provided, that any items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3.

(c) Seller shall prepare a balance sheet substantially in the form of Exhibit 2.2(b)(11) (the "Pre-Closing Balance Sheet") as of a date that is a month-end and which is not earlier than 30 calendar days prior to the Effective Time anticipated by the parties or such earlier month-end date as determined by Seller, which date shall be no earlier than 60 calendar days prior to the Effective Time (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder, all based on the estimated Net Book Value of the Acquired Assets and assumed liabilities as of the Effective Time; Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above as reflected by the Pre-Closing Balance Sheet over the Purchase Price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3).

(d) For purposes of this Agreement, "Net Book Value" means the value determined from the Post-Closing Balance Sheet; provided, however, that such value shall not include the loan loss reserve attributable to any Loan (as defined in Section 1.4) or any general reserve.

Section 1.3. Deposit Liabilities

(a) "Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts (except as set forth in Section 1.3(b)) located at the Branches as of the Effective Time (including accrued but unpaid or uncredited interest thereon) For purposes of determining the premium for the deposits under Section 1.2(a)(i), Deposit Liabilities shall be computed as the average balance of such deposit accounts for the 30 calendar day period immediately preceding the Effective Time. A projected list of the Deposit Liabilities is attached hereto as Exhibit 1.3(a) which shall be updated as soon as practicable after Closing.

(b) Except for those liabilities and obligations specifically assumed by Purchaser under Section 1.2(b), Purchaser is not assuming any other liabilities or obligations of Seller or otherwise. Subject to the limitations on indemnification set forth in Section 3.4, liabilities not assumed include, but are not limited to, the following:

      Seller's official checks, cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to Closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks; and

(2) Liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing or arising from events occurring prior to Closing.

(c) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

(e) In the normal course of banking business, checks will be presented to the Seller subsequent to the Effective Time by depositors drawn on the Deposit Liabilities. Images of such items will be electronically transmitted by the Seller to the Purchaser at a mutually agreeable time on the next day after they are received by the Seller or its agents and the Purchaser shall electronically transmit back to the Seller a list of any such items to be paid by the Purchaser also at a mutually agreeable time on that day. The Seller will return all items not specifically noted as "pay" at a mutually agreeable time on that day. The Purchaser will wire to the Seller, in accordance with wire instructions provided by the Seller, the total dollar amount of the items marked as "pay" at a mutually agreeable time that day. In the event that the Seller cannot provide imaged items, the non-electronic, physical items that comprise the items paid on any given day, will be available for pick up by the Purchaser the following business day. Purchaser may elect to make other arrangements to obtain custody of the physical checks at its sole expense. The Seller's obligation to perform such accommodation described above shall expire on the 90th day following the Effective Time or a prior mutually agreeable date. Purchaser acknowledges that Seller's delay in the daily transmission of the imaged presented items due to communication difficulties are not a breach of this section, provided that Seller uses reasonable diligence in preparing and transmitting such items. In addition to the foregoing, prior to the Effective Time the parties shall make further mutually agreeable arrangements to deal with post-Closing item processing and settlement, including, but not limited to allocation of the parties' rights and duties with respect to forged and counterfeit items.

(f) Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts, (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms provided that any such returned Seller checks or forms are either destroyed or returned to Seller.) In addition, Seller will notify its affected customers by letter of the pending assignment of the Deposit Liabilities to Purchaser as required by applicable law or regulation, which notice shall be at Seller's cost and expense and shall be in a form and mailed at a time mutually agreeable to Seller and Purchaser.

(g) As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

(h) As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

(i) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller's business. Seller will be entitled to impose normal fees and service charges at Closing.

(j) As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to this Agreement; provided, however, that Seller may, with Purchaser's consent, notify all such originators itself (on behalf of Purchaser) also at the expense of Purchaser. For a period of 30 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items routed or presented after the 30-day period shall be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

(k) With respect to IRA accounts, the Seller shall execute an Appointment of Successor Trustee Agreement attached as Exhibit 1.3(k) effective as of the Effective Time, which shall name the Purchaser as successor trustee of the IRA Accounts in accordance with and subject to the terms of the IRA Trust Agreements.

Section 1.4. Loans Transferred

(a) Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in (including collateral relating thereto) loans maintained, serviced and listed in Seller's records as loans of the Branches (collectively, the "Loans"); provided, however, the Loans shall not include any loans described in subsection (b) below. Such Loans (as well as any security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law or custom and practice of local recording officers, which individual assignments will be Purchaser's responsibility to prepare and file). Purchaser shall inform Seller not less than 45 calendar days prior to the proposed Closing of any case in which filing information relating to any collateral for the Loans will be required for preparation of any assignments of liens and Seller shall make the loan and collateral files available to Purchaser so that Purchaser can prepare any required assignments of liens. A projected list of the Loans is attached hereto as Exhibit 1.4(a) which shall be updated as soon as practicable after Closing.

(b) Notwithstanding the provisions of subsection (a) above, the Loans shall not include:

(1) nonaccruals (which term shall mean loans in which the collateral securing same has been repossessed, or in which collection efforts have been instituted, or claim and delivery or foreclosure proceedings have been filed) and classified loans; and

(2) loans 90 calendar days or more past due.

(c) Seller and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment Loans and disability coverage agreements written on any Loans. If Purchaser becomes the beneficiary of credit life insurance or disability coverage written on any Loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. The parties' obligations in this section are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations. The parties shall cooperate to resolve any issues related to payment of premiums. If the parties determine that loans subject to disability coverage cannot be adequately serviced by Purchaser, the parties shall exclude such Loans from the purchase hereunder.

(d) In connection with the transfer of any Loans requiring notice to the borrower, Purchaser shall comply with all notice and reporting requirements of the Loan documents or of any applicable law or regulation.

(e) All Loans transferred to Purchaser shall be valued at their Net Book Value, such value to include accrued interest.

(f) All Loans will be transferred without recourse to Seller and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

(g) Purchaser will at its expense issue new coupon books for payment of Loans for which Seller provides coupon books with instructions to utilize Purchaser's coupons and to destroy coupons furnished by Seller.

(h) For a period of 90 calendar days after the Effective Time, Seller will forward to Purchaser payments received by Seller with respect to any Loans. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser; however, to the extent possible, Seller will deduct the amount of such returned checks from any amounts owed by Seller to Purchaser.

(i) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Loans (the "Records") to Purchaser, and Purchaser will be responsible for maintaining and safeguarding all the Records in accordance with applicable law and sound banking practices.

(j) If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

(k) Seller shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 1.4(k) (the "Power of Attorney").

(l) Notwithstanding the provisions hereof, Purchaser shall have 60 days following the Effective Time to review the Loans and the related Records. Upon such review, in the event Purchaser determines that it does not wish to purchase one or more of the Loans due to (a) the fact that any such Loan should have been excluded under Section 1.4(b) as of the Closing or at any time within such 60 day period any such Loan goes into non-accrual or classified status or becomes 90 calendar days or more past due, or (b) a material breach of a representation or warranty under Section 4.8 with respect to any such Loan, Purchaser shall have the right, but not the obligation, during such 60 day period to transfer back to Seller Purchaser's right, title and interest to such Loan or Loans, and the associated Records, and receive a cash payment from Seller equal to the value of the Loan or Loans utilized in calculating the Purchase Price

Section 1.5. Safe Deposit Business

(a) As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Branches arising on or after the Effective Time in accordance with the terms and conditions of the Safe Deposit Contracts, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them; provided, that nothing herein shall be deemed to prohibit Purchaser, after the Effective Time, from discontinuing the safe deposit box services or facilities at the Branches (all in accordance with applicable law and any contractual obligations regarding the same).

(b) As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Branches.

(c) Safe deposit box rental payments (not including late payment fees) collected by either Seller or Purchaser applying to periods both before and after the Effective Time shall be prorated as of the Effective Time.

Section 1.6. Employee Matters

(a) Purchaser shall offer employment to all employees employed by Seller at the Branches as of the Effective Time (the "Employees"), in their then respective current functional positions and location with remuneration not less than levels at the Effective Time and benefits generally equivalent to benefits offered by Purchaser to similarly situated employees of Purchaser for a period of at least one year. Except for Purchaser's qualified and nonqualified pension plans (if any), Employees who become employees of Purchaser as of the Effective Time ("Transferred Employees") shall receive full credit for their prior service with Seller under Purchaser's benefit plans and policies, including its vacation and sick leave policies, to the same extent as if the service had been with Purchaser. As of the Effective Time, the Transferred Employees and their dependents, if any, covered under Seller's health insurance plan preceding the Effective Time shall be covered under Purchaser's health insurance plan without being subject to any pre-existing condition limitations or exclusions. Transferred Employees shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical and/or dental plans for the calendar year of the Effective Time (i) to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller, or (ii) to the extent the same is waived in its entirety by the applicable insurer, as determined by the applicable insurer in its sole discretion. With respect to Purchaser's qualified and nonqualified pension plans, Transferred Employees shall receive full credit for prior service with Seller (and with other entities to the extent service with any such entity is treated by Seller as service with it) for purposes of determining their participation eligibility and vesting rights to the same extent as if the service had been with Purchaser. Benefits under Purchaser's pension plans, if any, for Transferred Employees shall be determined solely with reference to service with Purchaser.

(b) Seller makes no representations or warranties about whether any of its employees will remain at the Branches and become and remain employed by Purchaser after the Effective Time. Seller will use its commercially reasonable efforts to maintain the employees as employees of Seller at the Branches until the Effective Time. Purchaser shall have no responsibilities or rights with respect to any employee of Seller whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to become an employee of Purchaser.

(c) Any Transferred Employee whose employment is terminated by Purchaser without fault on the part of the Transferred Employee and within 12 months after the Effective Time shall be entitled to receive from Purchaser, severance benefits of no less than the amount that such Transferred Employee would have been eligible to receive from Seller under the M&T Bank Corporation Employee Severance Pay Plan or the Partners Trust Bank Employee Change in Control Severance Plan, whichever is applicable to such Transferred Employee under the terms of those plans, to the extent the Transferred Employee qualifies for such severance benefit (taking into account the Transferred Employee's service with Seller).

Section 1.7. Records and Data Processing

(a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records transferred to it hereunder. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice. After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Seller's expense) any such files, documents or records as Seller deems necessary.

(b) As of the Effective Time, Seller shall transfer to Purchaser the files, documents and records relating to the Acquired Assets and liabilities transferred pursuant to this Agreement. Following the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Purchaser's expense) files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems necessary.

(c) It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 1.8. Security

As of the Effective Time, Purchaser shall become solely responsible for the security of and insurance on all persons and property located in or about the Branches.

Section 1.9. Taxes and Fees; Proration of Certain Expenses.

Purchaser shall be responsible for the payment of all fees and taxes related to this transaction, except that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of the transactions herein. Purchaser shall be specifically responsible for any New York State sales tax payable with respect to the sale of the Branches, which sales tax will be paid and remitted to Seller for subsequent remittance to the applicable taxing authorities in accordance with applicable law or regulation. Purchaser shall not be responsible for any tax liabilities of Seller arising from the business or operations of the Branches before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Branches after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Branches and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.

Section 1.10. Actions With Respect to IRA and Keogh Plan Deposit Liabilities

Seller shall (i) resign as of the Effective Time as the trustee or custodian, as applicable, of each IRA Deposit Liability and Keogh plan Deposit Liability of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA or Keogh plan and applicable law, appoint Purchaser as successor trustee or custodian as of the close of business on the Closing Date, as applicable, of each such IRA or Keogh plan, and Purchaser agrees to accept each such trusteeship or custodianship and assume all fiduciary obligations with respect thereto as of the Effective Time, and (iii) deliver to the IRA grantor or Keogh plan named fiduciary of each such IRA or Keogh plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh plan or applicable law. If, pursuant to the terms of the documentation governing any such IRA or Keogh plan or applicable law, (i) Seller is not permitted to name Purchaser as successor trustee or custodian or the IRA grantor or Keogh plan named fiduciary objects in writing to such assignment, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (ii) such IRA or Keogh plan includes assets, which are not Deposit Liabilities of Seller and are not being transferred to Purchaser, and the assumption of the deposit liabilities of Seller included in such IRA or Keogh plan would result in a loss of qualification of such IRA or Keogh plan under the Internal Revenue Code of 1986, as amended or applicable regulations, all Deposits Liabilities of Seller held under such IRA or Keogh plan shall be excluded from the Deposit Liabilities and, to the extent Seller has paid Purchaser the amount of such account balance(s), such funds will be returned to Seller by Purchaser, less the Purchase Price allocated to such accounts.

ARTICLE II
CLOSING AND EFFECTIVE TIME

Section 2.1. Effective Time

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing"), which shall take place at such place and time as the parties may agree upon, but in no event, no later than April 1, 2008, subject to the receipt of all approvals by regulatory agencies and after all statutory waiting periods have expired. The effective time (the "Effective Time") shall be 12:01 a.m. local time, on the day on which the Closing occurs or is deemed to occur (the "Closing Date").

Section 2.2. Closing

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver or make reasonably available to Purchaser:

(1) A Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(1) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property, the Loans and other assets being transferred hereunder;

(2) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Equipment Leases, the Assignable Contracts, the Safe Deposit Contracts, and the Deposit Liabilities;

(3) Seller's keys to the safe deposit boxes, the Safe Deposit Contracts and all other records of Seller related to the safe deposit box business at the Branches;

(4) Seller's files and records related to the Loans and to any collateral securing the Loans;

(5) Seller's records related to the Deposit Liabilities assumed by Purchaser;

(6) Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(7) The Coins and Currency;

(8) Such of the other assets to be purchased as shall be capable of physical delivery;

(9) A certificate of a proper officer of Seller, dated as of the date of Closing, certifying to the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(10) Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(11) A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(11) (the "Closing Statement");

(12) The Power of Attorney substantially in the form attached hereto as Exhibit 1.4(k);

      An opinion of in-house counsel to Seller dated as of the Closing Date substantially in the form attached hereto as Exhibit 2.2(b)(13);

      Estoppel Certificates, substantially in the form attached hereto as Exhibit 2.2(b)(14);

      Consents to Assignment, substantially in the form attached hereto as Exhibit 2.2(b)(15);

      A blanket loan assignment, substantially in the form attached hereto as Exhibit 2.2(b)(16);

      An SBA Assumption Agreement, substantially in the form attached hereto as Exhibit 2.2(b)(17); and

      A Retirement Account Transfer Agreement, substantially in the form attached hereto as Exhibit 2.2(b)(18).

It is understood that the items listed in subsections (b)(3) and (7) shall be transferred after the Branches have closed for business on the Closing Date and that the records listed in subsections (b)(4) and (5) will be transferred as soon as practicable after the Closing, but in no event more than five business days after the Closing. For purposes of this Agreement, the term "business day" shall mean any day that is deemed a business day by the Federal Reserve Bank of New York.

(c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

(1) The executed Assignment and Assumption Agreement;

(2) A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

(3) Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(4) A certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions that are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(5) A certified copy of a resolution of the Board of Directors, or its Executive Committee, of Purchaser approving the purchase of the Branches contemplated hereby;

(6) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt of Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(7) The Closing Statement;

(8) The executed Bill of Sale; and

(9) An opinion of counsel to Purchaser dated as of the Closing Date substantially in the form attached hereto as Exhibit 2.2(c)(9).

Section 2.3. Post-Closing Adjustments

(a) Not later than 30 business days after the Effective Time, Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"). Additionally, Seller shall deliver to Purchaser within such 30-day period a list of Loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. Within 5 business days following delivery of the Post-Closing Balance Sheet (the "Adjustment Payment Date"), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

(b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party that are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the applicable Federal Funds Rate. In the event of such a dispute, either party may submit the matter to a firm of certified public accountants mutually agreeable to Seller and Purchaser (the "Mediator"), which shall determine such dispute in accordance with the terms and conditions of this Agreement within 30 calendar days after the submission. The parties shall each pay one-half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Post-Closing Balance Sheet in bad faith. The Post-Closing Balance Sheet, as agreed upon by the parties and determined under this subsection, shall be final and binding upon the parties.

(c) The Federal Funds Rate shall mean the rate quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, adjusted daily, for the period beginning with the first calendar day following the Effective Time and ending with the Adjustment Payment Date.

ARTICLE III
INDEMNIFICATION

Section 3.1. Seller's Indemnification of Purchaser

Subject to limitations in this ARTICLE III, Seller shall indemnify, hold harmless and defend Purchaser from and against any costs, expenses, liabilities, losses or damages, including without limitation reasonable attorneys' fees and expenses (a "Loss") incurred by Purchaser caused by any intentional gross misconduct, violation of law or breach by Seller of any representation or warranty contained herein, and any Loss arising out of any claims, actions, suits or proceedings commenced prior to the Effective Time or arising out of events occurring prior to the Effective Time relating to operations at the Branches, except to the extent of liabilities assumed or payable hereunder by Purchaser. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.2. Purchaser's Indemnification of Seller

Subject to limitations in this ARTICLE III, Purchaser shall indemnify, hold harmless and defend Seller from and against any Loss incurred by Seller caused by any intentional gross misconduct, violation of law or breach by Purchaser of any representation or warranty contained herein and any Loss arising out of any claims, actions, suits or proceedings arising out of events occurring following the Effective Time relating to operations at the Branches, including those liabilities assumed or payable hereunder by Purchaser. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.3. Claims for Indemnity

(a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement shall be made by the claiming party prior to the expiration of 12 months after the Effective Time by the giving of notice thereof to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed 12 month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such 12 month period shall cease and no indemnity shall be made therefore.

(b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2, then, after notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting any settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten business days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification

Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by either party until the aggregate amount of all claims for indemnity by a party exceeds $50,000. Once such aggregate amount exceeds the $50,000 threshold, such party shall thereupon be entitled to indemnification for all amounts in excess of such threshold up to twenty percent of the aggregate Purchase Price. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE III FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 4.1. Corporate Organization

Seller is a New York state-chartered bank duly organized, validly existing and in good standing under the laws of the State of New York. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation

The Branches have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller's Charter or Bylaws; (b) any material provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound; (c) any material statute, law, decree, regulation or order of any governmental authority; or (d) any material provision which will result in a default under, or which will cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller, and no further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

Section 4.5. No Brokers

Other than Sandler O'Neill + Partners LLP, whose fee shall be the sole responsibility of Seller, in the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Seller that would give rise to any claim against Purchaser for a finder's fee, commission, or similar payment.

Section 4.6. Personal Property

Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind, except as may otherwise be set forth in this Agreement.

Section 4.7. Condition of Property

Except as may be otherwise specifically set forth in this Agreement, the Personal Property to be purchased by Purchaser hereunder is sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 4.8. Loans

(i) Seller has good title to each Loan being purchased by Purchaser and each is a valid loan in conformity with applicable laws and regulation, free and clear of any encumbrance, lien, pledge, charge, claim, right of third parties or secondary interest; (ii) the documentation relating to each Loan accurately reflects the payment history, the outstanding principal balance of the Loan and accrued interest and fees thereon, and all receipts pertaining to the Loan from the obligor(s) thereof and all credits to which such obligor(s) are entitled, and no waiver has been granted by Seller with respect to any Loan, (iii) all signatures on and executions of any documents by Seller in connection with each Loan are genuine; (iv) with respect to each Loan that is secured, Seller has a valid and enforceable lien on the collateral described in the documents relating to such Loan, and such lien has the priority described in Seller's loan files relating to such Loans (except as enforceability may be limited by bankruptcy laws and other similar laws relating to creditors' rights and principles of equity), (v) no taxes or other liability of Seller shall accrue against or be collected from Purchaser out of any Loan by reason of the purchase thereof by Purchaser, (vi) Seller has paid or caused to be paid any and all license, franchise, intangible, stamp or other tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or growing out of the acquisition, collection or holding of any Loan, (vii) the balance of each Loan and the accrued and unpaid interest and fees thereon represents the genuine, legal, valid and binding payment obligation of the borrower of such Loan and no Loan is subject to any right of rescission, setoff, recoupment, abatement, diminution, counterclaim or valid defense by any borrower or guarantor thereunder, (ix) there are no claims, proceedings, action, arbitrations, or investigations pending, or, to the knowledge of Seller, threatened, which if adversely determined, would have a material adverse effect on  any Loan, (x) none of the Loans has been satisfied, cancelled, subordinated or rescinded and no collateral securing or supporting the Loans has been released from any existing lien nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission, (xi) Seller has not received written notice and does not have knowledge of any material default or breach of any material representation, agreement or covenant by any borrower under any of the loan documents which remains uncured for any Loan and (xii) neither Seller nor any of its agents, officers, employees or representatives in any manner has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment and sale of the same to Purchaser hereunder.

Section 4.9. Compliance with Certain Laws

The deposits relating to the Deposit Liabilities and the Loans were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders.

Section 4.10. Community Reinvestment Act Representation

Seller is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency that may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.11. Equipment Leases

The Equipment Leases are in full force and effect and are fully transferable and assignable to Purchaser, except to the extent that consent of the lessor or another party is required by the terms of the respective lease documents.

Section 4.12. No Litigation

There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of the Seller threatened, against the Seller or concerning the Branches, wherein an unfavorable decision, ruling or finding would materially and adversely affect the transaction contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by the Seller hereunder.

Section 4.13. Absence of Employment Agreements

There exist no employment agreements (including collective bargaining agreements), contracts, or disputes between the Seller and Seller's existing employees at the Branches, related to wages, hours, terms of employment or benefits.

Section 4.14. Deposit Insurance

The Deposit Liabilities are insured by the Deposit Insurance Fund up to the maximum extent permitted by law, and Seller has filed and will file all reports and paid all fees, premiums and assessments required under the Federal Deposit Insurance Act as amended and applicable regulations promulgated thereunder.

Section 4.15. Contracts

Seller is not a party to or bound by any agreements or arrangements for the purchase or sale of any of the Acquired Assets or the Deposit Liabilities, or for the grant of any right to purchase any of the Acquired Assets or the Deposit Liabilities, other than in the ordinary course of business, and the Seller is not a party to or bound by any contract, agreement or understanding which would limit the ability of the Purchaser to utilize the Acquired Assets and the Deposit Liabilities, and operate the Branches as commercial bank branches in substantially the manner now utilized and operated.

Section 4.16. Taxes

(a) All taxes which are due, payable or required to be withheld by the Seller relating to, arising from, or attributable to, the Acquired Assets have been paid in full, properly accrued and adequately provided for by reserves shown in the books and records of the Seller, will be so paid or accrued and provided for in the books and records of the Seller, or properly withheld, except those taxes which are the Purchaser's responsibility under a different provision of this Agreement or those taxes the failure of which to be paid would not result in a lien on the Acquired Assets or become a liability of the Purchaser.

(b) "Taxes" means all taxes, charges, fees, levies or other like assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessments.

Section 4.17. Insurance

The Seller currently maintains insurance with respect to the Branches, including property, liability, fire and casualty insurance, in accordance with sound business practices for institutions of similar size.

Section 4.18. Environmental Matters

(a) The Branches are, in all material respects, in compliance with all Environmental Requirements (as defined below).

(b) During Seller's occupancy of the Branches, no part of the Branches have been used for the manufacture, handling, storage or disposal of Hazardous Materials (as defined below), except in compliance with Environmental Requirements.

(c) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order or citation involving Seller, pending, threatened or previously asserted as a result of any actual or alleged failure to comply with any of the Environmental Requirements with respect to the Branches.

(d) "Hazardous Material" means any substance the presence of which requires investigation or remediation under any Environmental Requirements and includes, without limitation, petroleum products, PCB's, asbestos, mold, "hazardous wastes" and "hazardous substances", as defined in the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act as amended, and respectively. "Environmental Requirements" means all applicable statutes and regulations of all governmental agencies of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

Section 4.19 Exhibits and Schedules

.

All information contained in the Exhibits and Schedules hereto is true and correct and all information contained in any amendments or updates to such Exhibits and Schedules will be true and correct as of the date of delivery thereof.

Section 4.20. Limitation of Representations and Warranties

Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Corporate Organization.

Purchaser is a New York chartered bank duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the Charter or Bylaws of Purchaser; (b) any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any material statute, law, decree, regulation or order of any governmental authority; or (d) any material provision that will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 5.3. Corporate Authority

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, prior to the Effective Time will have been duly authorized by Purchaser, and no further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement

This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

Section 5.5. No Brokers

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Purchaser that would give rise to any claim against Seller for a finder's fee, commission, or similar payment.

ARTICLE VI
OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1. Access to Information

Purchaser acknowledges that it has conducted satisfactory due diligence with respect to the assets and liabilities to be acquired by Purchaser hereunder. Notwithstanding the foregoing, Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Branches in order to facilitate the consummation of the transactions herein contemplated, provided, that such access shall be at reasonable times and shall not interfere with the normal business and operations of the Branches or the affairs of Seller relating to the Branches. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 6.2. Delivery of Magnetic Media Records/Customer Data

Seller shall prepare or cause to be prepared at its expense and make available to Purchaser at Seller's data processing center electronic and/or magnetic media records/files in Seller's field format not later than 30 calendar days after the execution of this Agreement and further the Seller shall similarly prepare at its expense and make available to Purchaser an additional set of such records/files updated as of the Closing Date, at such time on and/or after the Closing Date as agreed to by the parties.  Both the initial and the Closing Date records/files shall contain the information related to the items described in Subsections 2.2(b)(3), (b)(4) and (b)(5) and shall be that information the Purchaser and Seller have mutually agreed is required to effect a smooth transfer of all client account data.  As needed or required, Seller agrees to provide Purchaser with authorization to access covered client information maintained by any Service Bureau as of the Closing Date.  Each party shall pay its own expenses associated to the data processing conversion of the customer records to be transferred.

Section 6.3. Application for Approval to Effect Purchase of Assets and Assumption of Liabilities

As soon as is practicable, but in any event within 30 calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Branches (or relocation to the extent contemplated herein), and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

The Seller shall as soon as is practicable, notify the proper regulatory authorities as required by law of its intent to terminate operation of the Branches and to consummate the transactions contemplated by this Agreement and thereafter shall use its best efforts to comply with the requirements imposed by such authority applicable to effectuate such transactions.

Section 6.4. Conduct of Business; Maintenance of Properties

(a) From the date hereof until the Effective Time, Seller covenants that it will:

      Carry on, or cause to be carried on, the business of the Branches substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization, and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches; provided, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market areas of the Branches;

      Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Branches to Purchaser from Seller; and

      Maintain the Leased Property and the Personal Property in its current condition, ordinary wear and tear excepted.

    Between the date hereof and the Effective Time, Seller shall not, without the prior consent of Purchaser:

      Acquire or dispose of any fixed assets with respect to the Branches and except for replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branches, provided that this Section shall not require the replacement of any such items by Seller, provided further that this Section shall not prohibit Seller from effectuating the conversion of the Branches in connection with their acquisition from Partners Trust or the removal of any Excluded Asset;

      Increase or agree to increase the salary, remuneration or compensation or other employment benefits of persons employed at the Branches other than in accordance with Seller's customary policies or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

      Change any pricing in deposit accounts at the Branches on other than a regional basis, except as may be required in the ordinary course of business consistent with past practices;

      Materially increase the staffing levels at the Branches or effect changes in branch personnel employed as of the date of this Agreement other than in the ordinary course of business consistent with past practices; or

      Enter into any agreement to sublet or convey the Leased Property or any part thereof, including easements or rights of way over the Leased Property.

(c) Between the date hereof and the Effective Time Seller shall, upon not less than five (5) business days prior notice from Purchaser, permit Purchaser to conduct training sessions outside of normal business hours or at other times as Seller may approve (which approval may not be unreasonably withheld or delayed) with the employees of the Branches to be hired by Purchaser and may, with Seller's consent (which will not be unreasonably withheld or delayed) schedule such training sessions at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller's normal business operations. Purchaser shall reimburse the employees for transportation costs to and from the locations where Purchaser conducts such training (if other than the Branches) and Purchaser shall compensate the employees (or reimburse Seller) at each employee's applicable standard or overtime rate for the time spent by such employee in such training.

Section 6.5. Further Actions

Seller and Purchaser each shall do all things reasonably necessary or desirable and within its control to effect the consummation of the transactions contemplated hereby as soon as possible, and at any time and from time to time after the Closing Date shall, upon the request of the other, do or cause to be done such further acts and execute such documents as may be necessary or desirable to vest in Purchaser the Acquired Assets, and to evidence Purchaser's assumption of the Deposit Liabilities, including, among others, obtaining all necessary consents and substitutions necessary to substitute Purchaser as trustee for all retirement deposit accounts included in the Deposit Liabilities. At or after the Closing, Seller shall promptly deliver to Purchaser the original of any mail or other communication received by it relating to the Acquired Assets purchased and Deposit Liabilities assumed by Purchaser and any monies, checks or other instruments of payment related thereto.

Section 6.6. Fees and Expenses

Except as otherwise provided herein, Purchaser shall be responsible for its own attorneys' and accountants' fees and expenses and other expenses arising in connection with this Agreement and the transactions contemplated hereby. Seller shall be responsible for its own attorneys' and accountants' fees and expenses arising in connection with this Agreement and the transactions contemplated hereby.

Section 6.7. Breaches with Third Parties

If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained. The failure to obtain such consent shall not constitute a breach of this Agreement by Seller.

Section 6.8. Insurance

As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Branches and the activities conducted thereon, except for coverage relating to periods preceding the Effective Time. Purchaser shall be responsible for all insurance protection for the Branches' premises and the activities conducted thereon immediately following the Effective Time.

Section 6.9. Public Announcements

Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or these Employees shall be made without the prior approval of Seller.

Section 6.10. Interest Reporting

Seller shall report from January 1, 2008 through the Closing Date, and Purchaser shall report from the Closing Date through December 31, 2008 all interest credited to, interest paid on, interest withheld from, and early withdrawal penalties charged to, accounts included within the Deposit Liabilities or Loans. Such reports (on IRS Forms 1098, 1099 or similar tax information returns) shall be made to the holders of such deposit accounts and to the applicable federal and state regulatory agencies.

Section 6.11. Signage

Seller shall remove its signage at the Branches at its own cost prior to Closing and as near as practicable to the Closing Date, using its best reasonable efforts to attempt to minimize any damage as a result of such removal.

Section 6.12 Damage or Condemnation

Subject to the lease terms of each of the respective Branches, if prior to Closing, any of the Branches is damaged, destroyed, or condemned (or threatened with condemnation), but not materially so, Purchaser shall, without reduction in the Purchase Price, acquire the Branches in accordance with the terms of this Agreement, and Seller shall pay to Purchaser all casualty insurance and condemnation proceeds which have been paid (and assign to Purchaser any rights which Seller then has with respect to any casualty insurance and condemnation proceeds which may thereafter be paid) to Seller by reason of such damage, destruction or condemnation.  If, prior to the Closing, any of the Branches is materially damaged, destroyed, or condemned (or threatened with condemnation), then Purchaser shall, without reduction in the Purchase Price, acquire the Branches in accordance with the terms of this Agreement, and Seller shall pay to Purchaser all casualty insurance and condemnation proceeds which have been paid (and assign to Purchaser any rights which Seller then has with respect to any casualty insurance and condemnation proceeds which may thereafter be paid) to Seller by reason of such damage, destruction or condemnation, and Seller  shall use its best efforts to promptly assist  the Purchaser in restoring  branch services, and, where necessary and  appropriate, providing commercially reasonable alternative premises such as a temporary branch structure. Such assistance shall be appropriate to the circumstances, taking into account the amount of time remaining between when the damage, destruction or condemnation occurs and the Closing. The term "materially" as used in this Section 6.12 means to such an extent that the Branch so affected by such damage, destruction, or condemnation cannot continue to provide banking services to its customers or conduct the business of a branch banking office.

Section 6.13. Branch Leases

(a) The Seller has valid leases to the Branches ,and marketable title to all leasehold improvements, furnishings, equipment and other assets to be transferred to the Purchaser pursuant to this Agreement, and in each case subject to no title defect, which shall be defined as a mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any nature whatsoever, except matters of record which do not interfere with the use of the Branches as a bank branch or which would interfere with or otherwise prevent the Purchaser from having quiet enjoyment of the Branches and ownership of the Acquired Assets and Deposit Liabilities.

(b) The Seller has delivered to the Purchaser a complete and correct copy of the Branch leases. The leases are valid and there does not exist with respect to the Seller's obligations thereunder, or to the knowledge of the Seller (not having made any specific investigation for this purpose) any default or circumstance which, with the passage of time or the giving of notice or otherwise, would give rise to a default under the leases, and, to the knowledge of Seller, there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Branches as presently being used in the conduct of the business of the Seller.

(c) Seller shall use its reasonable efforts to obtain an Estoppel Certificate substantially in the form of Exhibit 2.2(b)(14) hereto from the lessor(s) of the Branches and the Consent to Assignment, substantially in accordance with Exhibit  2.2(b)(15) hereto of lessor(s) or third party required to assign Purchaser the leases for the Branches, provided that nothing herein shall require Seller or Purchaser to pay fees, or to offer other consideration, to any such lessor or third party in order to obtain such consent. Seller agrees that if a landlord refuses to consent to the proposed assignment, in accordance with the terms of the lease, Purchaser may sublet the affected Branch premises from Seller under the same terms and conditions as exist under such lease, so long as the sublet does not constitute a breach or default under such lease and permits Purchaser to occupy and utilize the Branch in the ordinary course of business without disturbance.

Section 6.14. Restriction on New Branches

The Seller shall not open a branch office in Tioga or Broome County for a period of two (2) years following the Effective Time. This restriction shall not affect any banking branch operated by the Seller as of the close of business on the date of this Agreement or the relocation of any such banking branch; nor shall such restriction preclude the Seller from acquiring or being acquired by another financial institution which may have branches within such market area.

Section 6.15. Non-Solicitation of Business

The Seller will not, for twelve (12) months subsequent to the Effective Time, directly target or solicit deposit customers whose deposit accounts have been transferred hereunder but the Purchaser recognizes that the Seller cannot control mass mailing, distribution of statement "stuffers" or other advertising materials to persons who also hold accounts at other branches of the Seller or newspaper, radio and television advertisements of a general nature, or the solicitation of such customers who enter other premises of the Seller or make telephone inquiries of Seller and Purchaser accordingly agrees that Seller may engage in such marketing activities and otherwise interact and conduct business with persons who also hold accounts at other branches of Seller without violating this Section 6.15.

Section 6.16. Covenant Not to Compete

For a period of two (2) years commencing as of the Closing Date, Seller shall not: (i) open any temporary or permanent branch offices for deposit gathering activities within Tioga or Broome County other than in connection with the relocation of any banking branch operated by Seller as of the close of business on the date of this Agreement; or (ii) solicit for hire any Employee of Seller who becomes an employee of Purchaser as of the Closing Date. None of the foregoing restrictions shall apply to any bona fide third party that by any means acquires Seller, or all, or substantially all, of its business, assets, and liabilities, or any of its branches or any Employee of Seller who becomes an employee of Purchaser as of the Closing Date and subsequently responds to any general employment solicitation not directed at such Employee. In the event a court determines that the duration, area or other term of this Section is unenforceable, it shall be severed and the balance of the Section shall be enforced to the fullest permissible extent.

Section 6.17. BSA/AML Monitoring

(a) Seller will be responsible to (i) perform any BSA/AML related research on any transactional activity that occurred up to the Effective Time, (ii) conduct 314(a) Terrorist scans and respond accordingly for all accounts and transactions conducted up to the Effective Time, and (iii) address any law enforcement inquiries for activity up to the Effective Time.

(b) Purchaser will be responsible to (i) perform any BSA/AML related research on any transactional activity that occurs after the Effective Time, (ii) conduct 314(a) Terrorist scans and respond accordingly for all accounts and transactions conducted after the Effective Time, and (iii) address any law enforcement inquiries for activity after the Effective Time.

(c) Any requests of Purchaser for information necessary to conduct a suspicious activity investigation after the Effective Time should be requested of Seller via a 314(b) request. Seller shall respond to such requests but will not be required to provide copies of the information.

ARTICLE VII
CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True

The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Purchaser.

Section 7.2. Obligations Performed

Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3. Regulatory Approval.

(a) Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b) Such approvals shall not have imposed any condition that is materially disadvantageous or burdensome to Purchaser.

Section 7.4. No Material Adverse Change

From the date of this Agreement until the Effective Time, there shall have been no material adverse change, in the business or material conditions (financial or otherwise) of the Branches, taken as a whole, except for any changes permitted by the terms, hereof, or consented to by the Purchaser. "Material Adverse Change" means a material adverse change in or any event, occurrence, fact or circumstance which has had or is reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) of the Branches, taken as a whole, other than the effects of changes in (i) prevailing interest rates or other general economic conditions of the United States or New York State, as applicable, or (ii) applicable law, except to the extent that the effect of such change in (i) or (ii) disproportionately affects Purchaser or the Branches, as compared to similar entities, businesses or assets, as applicable, in the United States or New York State, as applicable.

Section 7.5. No Litigation

At the Effective Time, no action, suit or proceeding shall be pending or threatened: (i) against the Seller which would be reasonably expected to materially and adversely affect the Acquired Assets, Deposit Liabilities or the business of the Branches or its ability to consummate the transactions contemplated by this Agreement; or (ii) against either party which seeks and could reasonably be expected to prohibit consummation of this transaction.

Section 7.6. No Damage to Branches

From the date of this Agreement until the Closing Date, there shall have occurred no material damage to or destruction of the Branches or the improvements thereto which have not been restored, repaired or otherwise cured by the Effective Time, provided Seller's compliance with Section 6.12 shall be deemed to fulfill the requirement that any such material damage to or destruction of the Branches must be restored, repaired or otherwise cured by the Effective Time under this Section 7.6.

Section 7.7. Oakdale Mall Lease

Notwithstanding the provisions of Section 6.13(c), within 30 days from the date of this Agreement, Seller shall procure an extension of the lease (which shall be assignable to Purchaser without the need for any further consent of the landlord) for the Oakdale Mall Branch located at 601-635 Harry Lane Drive, Johnson City, New York for an aggregate period of 10 years. Such 10 year period shall include an initial extension of at least 5 years and any renewal term within such period shall absolutely and unconditionally permit Purchaser to renew or extend the lease for the current Branch location within the Oakdale Mall and shall not grant to the landlord or any other person the right to relocate the Branch within the Oakdale Mall or any other place. To the extent that the base rent for the extended period exceeds by more than 2% compounded annually the base rent currently in effect under the lease, Seller will pay Purchaser at Closing an amount equal to the present value (using a discount rate of 7%) of the difference between rent computed on the basis of a 2% annual increase in the current base rent and the actual rent over the extended lease term.

In the event that Seller is unable to obtain the lease extension described above, Seller will procure alternate space, satisfactory to the Purchaser, in the Oakdale Mall within such 30 day period.

ARTICLE VIII
CONDITIONS TO SELLER'S OBLIGATIONS

The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1. Representations and Warranties True

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Seller.

Section 8.2. Obligations Performed

Purchaser shall (a) deliver to Seller those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. Regulatory Approval

(a) Seller shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b) Such approvals shall not have imposed any condition that is materially disadvantageous or burdensome to Seller.

ARTICLE IX
TERMINATION

Section 9.1. Methods of Termination

This Agreement may be terminated in any of the following ways:

(a) by Seller, in writing in advance of such termination, if the Closing has not occurred by April 1, 2008;

(b) at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

(c) by Purchaser in writing if the conditions set forth in Article VII of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(d) by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(e) any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below) and the entity filing a claim is not in breach, or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.3, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that Section;

(f) by Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein; or

(g) by Purchaser in writing if Seller does not fulfill the conditions and obligations set forth in Section 7.7, provided that Purchaser shall only be permitted to so terminate this Agreement within 5 business days after the 30 day period provided for in Section 7.7 has expired, and such termination shall be Purchaser's sole remedy for failure to fulfill such Section 7.7 conditions and obligations.

Section 9.2. Procedure Upon Termination

In the event of termination pursuant to Section 9.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

If this Agreement is terminated as provided herein,

(a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses

Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1. Amendment and Modification

The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 10.2. Waiver or Extension

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 10.3. Assignment

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 10.4. Confidentiality

Seller and Purchaser agree that the Confidentiality Agreement dated September 21, 2007 between Purchaser and Seller (the "Confidentiality Agreement") shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 10.5. Addresses for Notices, Etc.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and transmitted by nationally recognized air courier (charges prepaid), telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

If to Seller: Manufacturers and Traders Trust Company

One M&T Plaza, 19th Floor

Buffalo, New York 14203

Attn: René F. Jones, Executive Vice President and Chief Financial Officer

With a copy to (which shall not constitute notice):

Manufacturers and Traders Trust Company

One M&T Plaza, 12th Floor

Buffalo, New York 14203

Attn: Mark W. Yonkman, Senior Vice President and General Counsel

If to Purchaser: Chemung Canal Trust Company

One Chemung Canal Plaza

Elmira, New York 14901

Attention: Mr. Ronald M. Bentley, President and Chief Executive Officer

With a copy to (which shall not constitute notice):

Hinman, Howard & Kattell, LLP

106 Corporate Park Drive-Suite 317

White Plains, New York 10604

Attention: Clifford S. Weber, Esq.

or, as to each party, at such other address as shall be designated by such party by notice to the other party complying with the terms of this Section 10.5.

Section 10.6. Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.7. Headings

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.8. Governing Law/Jurisdiction/Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York except to the extent that federal law applies. Any action arising under or concerning this Agreement shall be commenced in a court of competent jurisdiction in Chemung or Broome County, New York, and the parties hereby consent to the jurisdiction of such courts.

Section 10.9. Sole Agreement

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties respecting the transactions contemplated hereby, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.10. Severability

The invalidity of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction will be enforced to the maximum extent permitted by law. The Purchaser and the Seller acknowledge that they have jointly prepared this Agreement with the assistance of counsel of their choice and that it shall not be strictly construed against either party.

Section 10.11. Parties In Interest

Nothing in this Agreement, express or implied, including, without limitation, the provisions of Section 1.6(a), is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 10.12. Remedies

The Seller acknowledges that Sections 6.14, 6.15 and 6.16 are material inducements for the Purchaser to enter into this Agreement and in the event of any material breach of any such Section by the Seller, the Purchaser would be harmed irreparably and immediately and could not be made whole by monetary damages. Accordingly, the Purchaser, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent any breach of the provisions of such Sections and to compel specific performance of the provisions hereof. These remedies shall not be deemed to be exclusive remedies for a violation of this Agreement but shall be in addition to all other remedies available to the Purchaser or an affiliate of the Purchaser at law or in equity. The Purchaser shall not be required to post any bond or other security in connection with any proceeding to enforce any such Section.

Section 10.13. Survival of Representations and Warranties; Covenants

The representations and warranties of each of Purchaser and Seller set forth herein and the of each such party shall survive the Closing Date regardless of any investigations or inquiries made by Purchaser or Seller or their respective representatives and shall continue in full force and effect for a period of twenty-four (24) months following the Closing Date.All covenants which by their terms are to be performed after the Closing shall remain in effect subsequent to the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:

Name: René F. Jones

Title: Executive Vice President and Chief Financial Officer

PURCHASER:

CHEMUNG CANAL TRUST COMPANY

By:

Name: Ronald M. Bentley

Title: President & Chief Executive Officer

PURCHASE AND ASSUMPTION AGREEMENT

SCHEDULE AND EXHIBIT LIST

Schedule Description

1 Branches

Exhibit Description

1.1(a)(3) Schedule of Leases and Contracts

1.1(b) List of Excluded Assets

1.3(a) Deposit Liabilities

1.3(k) Form of Appointment of Successor

Trustee Agreement

1.4(a) Loans

1.4(k) Form of Power of Attorney

2.2(b)(1) Form of Bill of Sale

2.2(b)(2) Form of Assignment and

Assumption Agreement

2.2(b)(11) Form of Closing Statement

2.2(b)(13) Form of Seller Counsel Opinion

2.2(b)(14) Form of Estoppel Certificate

2.2(b)(15) Form of Consent to Assignment

2.2(b)(16) Form of Blanket Loan Assignment

2.2(b)(17) Form of SBA Assumption Agreement

2.2(b)(18) Form of Retirement Account Transfer Agreement

2.2(c)(9) Form of Purchaser Counsel Opinion

SCHEDULE 1

BRANCHES

1054 State Route 17C, Owego, New York 13827

Oakdale Mall, 601-635 Harry Lane Drive, Johnson City, New York 13790

Giant Plaza, 100 Rano Boulevard, Vestal, New York 13850

EXHIBIT 1.1(a)(3)

SCHEDULE OF LEASES AND ASSIGNABLE CONTRACTS

[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

EXHIBIT 1.1(b)

LIST OF EXCLUDED ASSETS

[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

EXHIBIT 1.3(a)

DEPOSIT LIABILITIES

Listing previously made available to Purchaser as a part of Purchaser's due diligence investigation, which will be updated following the Closing.

EXHIBIT 1.4(a)

LOANS

[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

EXHIBIT 1.4(k)POWER OF ATTORNEY

THIS POWER OF ATTORNEY is dated this day of ___, by Manufacturers and Traders Trust Company, a New York state-charted bank ("Seller"), to be effective as of 11:59 p.m. on ______________, ____. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and ____________ ("Purchaser") have entered into a Purchase and Assumption Agreement dated as of _______ (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property; and

WHEREAS, in a Bill of Sale between Seller and Purchaser dated ___________, (the "Bill of Sale"), Seller has agreed, from time to time, at the request of Purchaser to execute, acknowledge and deliver to Purchaser any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to (i) transfer to Purchaser certain Assets (as defined in the Bill of Sale) being acquired by Purchaser pursuant to the Agreement, including loans and the collateral therefore to the extent of Seller's interest in such collateral and files and records relating to such loans, (ii) enable Purchaser to bill, collect, service and administer the loans transferred thereby and (iii) give full force and effect to the intent and purpose of the Bill of Sale.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby appoints and authorizes for a period of ninety (90) days from the date hereof the President or any Vice President, or the Secretary or any Assistant Secretary, of Purchaser as its attorney-in-fact solely for the purpose of endorsing and recording, pursuant to the Bill of Sale, certificates of title for vehicles, amendments to financing statements, continuation statements, financing statements, assignments of deeds of trust and similar documents related to the Loans and the other Assets transferred pursuant to the Bill of Sale, provided, such power of attorney is not intended to and does not convey to Purchaser any right to endorse or record any documents relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be duly executed by its duly authorized officer as of the day and year first above written.

WITNESSES: MANUFACTURERS AND TRADERS TRUST COMPANY

By:

Its:

STATE OF _____________________

COUNTY OF __________________

Before me, the undersigned Notary Public, in and for the State and County aforesaid, duly commissioned, qualified and acting, personally appeared , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged him/herself to be of ____________________, a ______ chartered bank, and s/he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by him/herself as such officer.

WITNESS my hand and official seal of office at , County, __________, this the ____ day of , ____.

Notary Public

My commission expires:

EXHIBIT 2.2(b)(1)

BILL OF SALE

THIS BILL OF SALE is dated this ____ day of _______________, ____, by and between, Manufacturers and Traders Trust Company, a New York state-chartered bank ("Seller") and __________, a _______ chartered bank ("Purchaser"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of _____________, ____ (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property and loans related to Seller's offices located in the State of _______ as set forth in Schedule 1 hereto (the "Branches"), all as set forth in the Agreement;

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Purchaser all of its right, title and interest in and to the following assets (the "Assets"):

(a) All furniture, fixtures, leasehold improvements, equipment and other tangible personal property owned by Seller and located at the Branches, except for those items listed in Exhibit 1.1(b) of the Agreement;

(b) All of the loans maintained, serviced and listed in Seller's records as loans of the Branches and transferred to Purchaser pursuant to the Agreement (except for those loans described in Section 1.4(b) of the Agreement), a list of such specific loans to be attached hereto within 30 business days after the Effective Time as defined in the Agreement (the "Loans");

(c) All of Seller's files and records related to the Loans, the Equipment Leases and Deposit Liabilities (as such terms are defined or described in the Agreement); and

(d) All Coins and Currency as defined in the Agreement.

Seller, for itself and its successors and assigns, does hereby covenant to Purchaser and its successors and assigns that it (i) is seized of, and has the right to convey to Purchaser, such title to the Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) makes the representations and warranties with respect to the assets contained in the Agreement, and (iv) shall, from time to time, at the request of Purchaser, execute, acknowledge and deliver to Purchaser any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Purchaser, to enable Purchaser to bill, collect, service and administer the Loans and to give full force and effect to the full intent and purposes of this Bill of Sale.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Bill of Sale to be duly executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of the day and year first above written.

SELLER:

MANUFACTURERS AND TRADERS

TRUST COMPANY

By:

Name:

Title:

PURCHASER:

By:

Name:

Title:

EXHIBIT 2.2(b)(2)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this ____ day of _______________, ____, by and between Manufacturers and Traders Trust Company, a New York state-chartered bank ("Seller") and ___________, a _______ chartered bank ("Purchaser"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of _____________, 2007 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain leases, contracts, deposit accounts and other liabilities related to Seller's offices located at the Branches as defined in the Agreement, and the assumption by Purchaser of Seller's liabilities and obligations thereunder, all as set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller's rights and interest to, and Purchaser does hereby assume all of Seller's liabilities and obligations in connection with, the following assets (the "Assets");

(a) All Equipment Leases and Assignable Contracts as defined in the Agreement;

(b) All deposit accounts located at the Branches, except for those deposit accounts and liabilities described in Section 1.3(b) of the Agreement; and

(c) All Safe Deposit Contracts as defined in the Agreement.

This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser, and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. The Seller makes the representations and warranties with respect to the Assets contained in the Agreement.

This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the day and year first above written.

SELLER:

MANUFACTURERS AND TRADERS

TRUST COMPANY

By:

Name:

Title:

PURCHASER:

By: Name:

Title:

EXHIBIT 2.2(b)(11)

CLOSING STATEMENT(Pre-Closing Balance Sheet as of ______________)

Cash due Purchaser for:

Deposit liability (including

accrued interest) $___________

Pro rata safe deposit box rental ____________

Pro rata property taxes* ____________

Deed stamps* ____________

Total Cash due Purchaser $____________

Cash due Seller for:

Real and Personal Property ____________

Coins and Currency ____________

Premium for Deposit Liabilities ____________

Loans

(including accrued interest) ____________

Deed Stamps* ____________

Pro rata property taxes* ____________

NYS sales tax ____________

(to be remitted to NYS)

Pro rata FDIC insurance ____________

Prepayments ____________

Total Cash due Seller $____________

Net cash due Purchaser/Seller $____________

*Only for party that has paid or is required to pay the obligation.

Seller hereby approves the Closing Statement and acknowledges receipt of the Total Cash Due Seller. Purchaser hereby approves the Closing Statement, acknowledges receipt of the Total Cash Due Purchaser. Seller and Purchaser agree to make subsequent adjustments to the extent necessary in accordance with Section 2.3 of the Purchase and Assumption Agreement between Seller and Purchaser dated as of ___________, ____.

Dated this ____ day of _______________, ____.

SELLER:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:

Name:

Title:

PURCHASER:

By:

Name:

Title:

EXHIBIT 2.2(b)(13)

SELLER COUNSEL OPINION

_____, 2008

Mr. Ronald M. Bentley

President and Chief Executive Officer

Chemung Canal Trust Company

One Chemung Canal Plaza

Elmira, New York 14901

Re: Owego, Johnson City and Vestal Branch Sale

Ladies and Gentlemen:

We have acted as counsel to Manufacturers and Traders Trust Company ("Seller") in connection with that certain Purchase and Assumption Agreement by and between Chemung Canal Trust Company, a New York chartered commercial bank ("Purchaser") and Seller dated as of November 30, 2007, ("Agreement"), and in connection with the transactions contemplated thereby. This opinion is being delivered to you pursuant to Section _____ of the Agreement.

For purposes of this letter, we have examined copies of the following documents:

(i) The Agreement;

(ii) Seller's Organization Certificate, as amended to the date of this letter;

(iii) Seller's By-laws, as amended to the date of this letter;

(iv) Certain Resolutions of the Seller's Board of Directors; and

(v) An Officer's Certificate from Seller dated as of the date hereof as to the incumbency and authority of _______, the ________of Seller and Seller's corporate existence and certain other facts regarding the Seller.

For purposes of the opinions expressed below, we have not, except as specifically identified above, made an independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Seller or any of its subsidiaries.

In our examination of the Agreement and the aforesaid certificates, records, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopies, photostatic or reproduced copies, and the authenticity of all such latter documents. We also have assumed the authenticity, accuracy and completeness of the foregoing certifications (of public officials, governmental agencies and departments, corporate officers and individuals) and statements of fact, on which we are relying, and have made no independent investigations thereof. We have assumed that any of the certifications and representations dated earlier than the date hereof on which we have relied continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof. In rendering this opinion, we have made inquiries of officers and employees of Seller as we have deemed appropriate. We have also assumed the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

As used in this letter, the phrase "to our knowledge" means the actual conscious awareness of facts or other information of lawyers in this firm who have given substantive legal attention to representing Seller in connection with the Agreement.

This opinion letter is based as to matters of law solely on applicable provisions of (i) the laws of the State of New York and (ii) the Federal laws of the United States of America. We express no opinion as to any other laws, statutes, ordinances, rules or regulation.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. Seller is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to execute, deliver and perform the Agreement.

2. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby by Seller have been duly and validly authorized and approved by all requisite corporate action. Assuming the due and valid execution, delivery and performance of the Agreement and the transactions contemplated thereby by you, the Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors of national banking associations and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

3. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not (a) conflict with any of the provisions of the charter, bylaws or other governing instruments of Seller, (b) violate any applicable laws, orders or regulations, (c) breach, or result in a default under, any existing obligation of Seller under any material agreement to which it is a party or by which any of its property is bound, or (d) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated in the Agreement).

4. To our knowledge, there are no actions, suits, claims, proceedings or investigations pending or threatened against Seller that (a) question the validity of or otherwise challenge the Agreement, (b) seek to restrain, enjoin or prevent the consummation of the transactions contemplated by the Agreement, or (c) could reasonably be expected to result in rescission of the Agreement or the transactions contemplated thereby.

5. All applicable consents, approvals and authorizations of any federal or state governmental authority or agency required for the execution, delivery and performance by Seller of the Agreement and the consummation by it of the transactions contemplated thereby have been obtained, all applicable waiting periods have expired and all conditions in such approvals that are required to be satisfied prior to the closing contemplated by the Agreement have been satisfied.

This opinion letter has been prepared solely for your benefit in connection with the closing of the transactions contemplated by the Agreement on the date hereof, and may not be relied upon by any other person or otherwise published, communicated, or publicly filed or made available to third parties without our prior written consent. Notwithstanding the foregoing, we understand that you may deliver copies of this opinion to your counsel, Hinman, Howard & Kattell, LLP, in connection with the transactions contemplated by the Agreement; and you may also have to provide a copy to any state or federal governmental or regulatory authority which has jurisdiction over you or to any court or state or federal governmental or regulatory authority pursuant to any legal process. We consent to such delivery of copies hereof to any such entity or entities provided that we do not intend, through allowing such disclosure, to be rendering any legal advice or opinion (other than opinions rendered in connection with the transactions contemplated by the Agreement) to such entity or entities upon which they may rely. We disclaim any responsibility to update this opinion at any time following the date hereof.

Very truly yours,

EXHIBIT 2.2(b)(14)

LESSEE'S ESTOPPEL CERTIFICATE

TO: Chemung Canal Trust Company

RE: Lease dated _______between ______________, as lessee ("Lessee") and for certain premises ("Premises") located at ____________, New York.

The undersigned, as Lessee under the Lease, hereby certifies that, as of the date hereof, the following is true and correct:

1. The Lease is in full force and effect, and contains the entire agreement between Lessor and Lessee with respect to the Premises, without further modification, alteration or amendment.

2. Lessor has not declared the existence of any default or breach in the performance of the Lease by Lessee, nor, to the best of Lessee's knowledge, has any event occurred or condition arisen which, with the passage of time, or the giving of notice, or both, would constitute a default or breach by Lessee. Lessor is not in default under the terms of the lease and to the knowledge of the Lessee, no event or omission has occurred which with the passage of time or with notice would constitute a default under the lease. Lessee does not have any claims against Lessor including any claims which can or will be asserted as a defense or setoff against, or as a deduction from, or in reduction of, rents and other amounts due and to become due under the Lease.

3. The Lease Term commenced ___________and terminates _____________.

4. Rental and all other charges due under the Lease have been fully paid through _______________.

5. The total base monthly rent currently paid by Lessee under the Lease is $_________.

6. Additional rent, if applicable, including charges constituting escalated rent payments on account of increases in operating expenses, real estate taxes, common area charges or otherwise, are $______ per month.

7. The foregoing constitutes a complete list of all amounts payable by Lessee to Lessor under the Lease.

8. Lessee has received no notice that the Premises or any improvements thereon are in violation of any law, code or ordinance, and Lessee knows of no such violation.

The undersigned acknowledges that Purchaser will rely upon this Certificate in assuming Lessor's rights and obligations under the Lease.

Dated __________________, 2008

LESSEE:

By__________________________

Name:

Title:

EXHIBIT 2.2(b)(15)

ASSIGNMENT AND ASSUMPTION AGREEMENT

AND LANDLORD'S CONSENT

THIS AGREEMENT made as of ______ , 200_ by and between Manufacturers and Traders Trust Company, a New York commercial bank having its principal office at One M&T Plaza, Buffalo, New York 14203 ("Seller") and Chemung Canal Trust Company, a New York commercial bank having its principal office at One Chemung Canal Plaza, Elmira, New York 14901 ("Purchaser") and __________., a _________ with an office at ____________, New York ("Landlord").

Seller, as tenant, is tenant pursuant to a Lease Agreement dated __________with Landlord covering premises located at ________________, New York, ("Premises") which lease was amended by Addendum to Lease Agreement dated ________(collectively referred to as "Lease").

Seller possesses all right title and interest in and to the Lease as tenant and desires to sell, assign and transfer the Lease to Purchaser, and Purchaser desires to accept the sale, assignment and transfer upon the terms and conditions herein after set forth.

So far as is known, Seller and Landlord have no claims or defenses one against the other by reason of the Lease.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein set forth and for One (1) Dollar and other good and valuable consideration the receipt of here by acknowledged, it is agreed:

1. Seller hereby sells, assigns and transfers to Purchaser any and all of Seller's right title and interest in and to the Lease. The foregoing sale, assignment and transfer is made without any recourse whatsoever to Seller and without any representations and/or warranties, express or implied, of any nature whatsoever.

2. Purchaser hereby accepts the foregoing sale, assignment and transfer and promises to pay all rent and additional rent and to faithfully perform all other covenants, stipulations, agreements and obligations under the Lease accruing on or after the date on which Seller transfers the banking facility at ___________, New York to Purchaser, or otherwise attributable to the period commencing on said date and continuing thereafter and Seller shall be responsible for the period prior thereto. Purchaser shall indemnify and save Seller harmless from any and all claims, demands, actions, causes of action, suits, proceeding, damages, liabilities and costs of every nature whatsoever which relate to the Lease or the Premises devised arising on or after the date of closing as stated above. Seller shall indemnify and save Purchaser harmless from any and all claims, demands, actions, causes of action, suits proceedings, damages, liabilities and costs of every nature whatsoever which relate to the Lease or the Premises devised or arising before the date of closing as aforesaid.

3. Seller agrees that the Landlord and Purchaser may change, modify or amend the Lease in any way, including the rental to be paid thereunder, and that further assignments may be made without notice to or consent of Seller.

4. Landlord consents to the assignment of the Lease by Seller to Purchaser. Landlord acknowledges that the Lease is in full force and effect and that Seller has paid all rental due and performed all of its obligations under the Lease as of the date hereof. Landlord hereby releases Seller from any obligations under the terms of the Lease arising on or after the date of closing.

5. This Agreement shall be binding upon the successors and assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements, and other documents as my be necessary to evidence or carry out the provisions of this Agreement.

6. This Agreement supercedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between the parties.

7. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by ordinary mail addressed to the parties at their last known addresses.

8. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MANUFACTURERS AND TRADERS TRUST COMPANY

By________________________

Name:

Title:

CHEMUNG CANAL TRUST COMPANY

By________________________

Name: Ronald M. Bentley

Title: President & Chief Executive Officer

__________________________

By________________________

Name:

Title:

STATE OF NEW YORK )

) SS.:

COUNTY OF )

On the day of , in the year 200_, before me, the undersigned, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/ their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF )

) SS.:

COUNTY OF )

On the day of , in the year 200_, before me, the undersigned, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/ their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF NEW YORK )

) SS.:

COUNTY OF )

On the day of , in the year 200_, before me, the undersigned, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/ their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

EXHIBIT 2.2(b)(16)

BLANKET ASSIGNMENT

This Assignment is made this _____ day of _______________, 2008, by Manufacturers and Traders Trust Company, a New York state-chartered bank ("Assignor"), to Chemung Canal Trust Company, a New York state-chartered bank ("Assignee").

Assignor does hereby assign, sell, transfer, convey and deliver to Assignee, all right, title and interest of Assignor in and to the loans identified on the attached Schedule A, together with the promissory notes or other instruments which evidence such loans and all other credit documents and collateral documents pertaining to such loans, including, without limitation, any guaranties, security agreements or other such documents, and all monies due or to become due, with interest thereon, if any, thereunder.

This Assignment is made without representation or warranty and without recourse by Assignee against Assignor.

IN WITNESS WHEREOF, this Agreement has been made as of the date first written above.

ASSIGNOR

MANUFACTURERS AND TRADERS TRUST COMPANY

By:

Name: _______________________

Title: _______________________

SCHEDULE A

EXHIBIT 2.2(b)(17)

SBA LIABILITY ASSUMPTION AGREEMENT

This SBA Liability Assumption Agreement ("SBA Agreement") is entered into as of ______, 2008, by and between Manufacturers and Traders Trust Company, a New York state-chartered bank having its principal office at One M&T Plaza, Buffalo, New York 14203 ("Seller") and Chemung Canal Trust Company, a New York state-chartered bank having its principal office at One Chemung Canal Plaza, Elmira, New York 14901 ("Purchaser").

WHEREAS, Seller and Purchaser are parties to a Purchase and Assumption Agreement dated as of November 30, 2007, ("Agreement"). Pursuant to the Agreement, Purchaser has agreed to assume deposit and other liabilities of Seller. The U.S. Small Business Administration ("SBA"), in connection with the assumption by Purchaser from Seller of certain Loans which are guaranteed by the SBA (collectively, the "SBA Loans"), has required that Seller and Purchaser make certain acknowledgements and agreements with respect to the SBA Loans

NOW THEREFORE, in consideration of the foregoing premises which are incorporated herein as though fully set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, Purchaser and Seller acknowledge and agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

2. The following Loans listed in Exhibit 1.4(a) of the Agreement are SBA Loans:

3. Notwithstanding Purchaser's assumption of duties and obligations with respect to the Loans as forth in the Agreement, Purchaser hereby assumes all liabilities and obligations of Seller to SBA with respect to the SBA Loans arising prior to the Effective Time, or resulting from any event or circumstance occurring or existing prior to the Effective Time. Purchaser assumes the SBA Loans subject to all defenses that SBA may have to its obligations with respect to the SBA Loans, and all of SBA's existing rights with respect to the SBA Loans, including SBA's right to deny liability on its guaranty as provided in 13 CFR 120.524. Subsequent to the Effective Time, SBA is obligated to deal only with Purchaser on any matter related to the SBA Loans. After the Effective Time, the SBA Loans will be covered by and subject to Purchaser's Loan Guarantee Agreement (Deferred Participation) (Form 750).

4. SBA is a third party beneficiary of this SBA Agreement.

IN WITNESS WHEREOF, the parties have executed this SBA Agreement as of the date first above written.

SELLER

MANUFACTURERS AND TRADERS TRUST COMPANY

By:

Name: _______________________

Title: _______________________

PURCHASER

CHEMUNG CANAL TRUST COMPANY

By:

Name: Ronald M. Bentley

Title: President & Chief Executive Officer

EXHIBIT 2.2(b)(18)

RETIREMENT ACCOUNT TRANSFER AGREEMENT

This Retirement Account Transfer Agreement ("Transfer Agreement") is made between Manufacturers and Traders Trust Company, a New York state-chartered bank having its principal office at One M&T Plaza, Buffalo, New York 14203 ("Resigning Trustee") and Chemung Canal Trust Company, a New York state-chartered bank having its principal office at One Chemung Canal Plaza, Elmira, New York 14901 ("Successor Trustee").

WHEREAS, Resigning Trustee and Successor Trustee are parties to a Purchase and Assumption Agreement dated as of November 30, 2007, ("Agreement").

WHEREAS, Resigning Trustee has served as trustee with respect to certain retirement accounts (collectively, the "Plans"), included within the Agreement, the funds of which are domiciled at the Branches; and

WHEREAS, pursuant to the Agreement, Successor Trustee is acquiring from Resigning Trustee certain Deposit Liabilities, including Deposit Liabilities which constitute funds of the Plans; and

WHEREAS, in connection with the acquisition of such Deposit Liabilities, Successor Trustee will succeed to the trusteeship of the Plans and become successor trustee in the place of Resigning Trustee; and

WHEREAS, the parties deem it necessary and advisable to execute this Transfer Agreement in order to describe the terms of transfer of the Plans and the duties and responsibilities of the parties with regard thereto; and

WHEREAS, execution of this Transfer Agreement is an element of the consideration for the execution by the parties of the Agreement and a condition to closing thereunder.

NOW THEREFORE, in consideration of premises stated above, the mutual promises contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

2. As of the Effective Time, or such other date and time as the parties may fix (the "Transfer Date"), the Resigning Trustee shall assign, transfer and deliver to the Successor Trustee as set forth in the Agreement, Deposit Liabilities, domiciled in the Branches and appoint Successor Trustee as the successor trustee with respect to the Plans.

3. After the Transfer Date, the Successor Trustee shall not accept any new plans naming the Resigning Trustee as trustee, nor shall the Successor Trustee use any advertising, materials, plan documents, or any other printed matter referring to the Resigning Trustee as trustee of any retirement accounts.

4. The Resigning Trustee shall prepare and file all required year-end reports for all activity under the Plans transferred to Successor Trustee, including, but not limited to, IRS form 1099R and IRS form 5498 for the portion of the calendar year 2008 to and including the Transfer Date. The Successor Trustee shall prepare and file such reports, where applicable, for the balance of the calendar year 2008 and thereafter, so long as the Successor Trustee remains as the trustee. It is further agreed that the Resigning Trustee and Successor Trustee will each report their portion of any withholding for such Plans to the appropriate state and federal agencies.

5. In the event that the Resigning Trustee receives after the Transfer Date, any documents, correspondence or other written materials relating to the Plans transferred to Successor Trustee, the Resigning Trustee will promptly forward such items to the Successor Trustee with a written explanation of such items. The Resigning Trustee agrees to answer reasonable inquiries from the Successor Trustee pertaining to the Plans and any pending transactions or items received after the Transfer Date.

6. No later than five (5) business days following the Transfer Date, the Resigning Trustee shall deliver to the Successor Trustee all original or legible certified copies of (i) all documents executed by the depositors of the Plans to be transferred to Successor Trustee, including, but not limited to, all applications, adoption agreements, membership agreements, plan amendments, and beneficiary forms, and (ii) all other records and information necessary to allow the Successor Trustee to administer and conduct business with respect to such Plans.

7. No later than the Transfer Date, the Resigning Trustee agrees to provide the Successor Trustee, with a complete and up-to-date listing of:

(a) any and all participants of the Plans transferred to Successor Trustee that have reached age 70 1/2 by or during 2008, and prior year balances required for calculations of mandatory distributions;

(b) any or all Plans at Resigning Trustee's Branches receiving periodic distributions, the method of calculation for arriving at such amounts distributed, and copies of the approved distribution forms;

(c) any and all Plans on the Resigning Trustee's system on deposit at the Branches;

(d) any and all Plans at the Resigning Trustee's Branches currently not exempted from either federal tax withholding or state withholding, or both, and current filing status for each participant where withholding may apply; and

(e) any and all Plans at Resigning Trustee's Branches where the Plan participant has died, the date of death (if known) and a legible copy of the death certificate when available.

8. The Resigning Trustee agrees that, prior to the Transfer Date, it shall make any and all of the following payments or take any and all of the following actions, each as required to be made or taken prior to the Transfer Date:

(a) distribute all scheduled 2008 mandatory minimum distribution payments scheduled for payment prior to the Transfer Date;

(b) complete all scheduled or pending transfers; and

(c) distribute all scheduled periodic and non-periodic distributions.

9. The Successor Trustee agrees to indemnify and hold harmless the Resigning Trustee from (i) any and all losses, costs (including reasonable attorneys' fees), expenses, damages, liabilities, or penalties of every kind whatsoever that the Resigning Trustee, its Affiliates, successors, directors, officers, employees, or agents may incur as a result of the Successor Trustee's failure to perform its obligations under this Transfer Agreement; and (ii) any penalties, taxes or other liabilities which might arise in the event any act or omission by the Successor Trustee results in the loss of the tax-exempt status of any Plan acquired from the Resigning Trustee.

10. The Resigning Trustee agrees to indemnify and hold harmless the Successor Trustee, its Affiliates and successors from any and all losses, costs (including reasonable attorneys' fees), expenses, damages, liabilities, or penalties of every kind whatsoever that the Successor Trustee, its Affiliates, successors, directors, officers, employees, or agents may incur as a result of any act, omission, or breach of fiduciary obligation by the Resigning Trustee prior to or on the Transfer Date or in fulfillment of its obligations under this Transfer Agreement.

IN WITNESS WHEREOF, the parties have executed this Transfer Agreement as of the date first above written.

RESIGNING TRUSTEE

MANUFACTURERS AND TRADERS TRUST COMPANY

By:

Name: _______________________

Title: _______________________

SUCCESSOR TRUSTEE

CHEMUNG CANAL TRUST COMPANY

By:

Name: Ronald M. Bentley

Title: President & Chief Executive Officer

EXHIBIT 2.2(c)(9)

PURCHASER COUNSEL OPINION

_____, 2008

Mr. René F. Jones

Executive Vice President and Chief Financial Officer

Manufacturers and Traders Trust Company

One M&T Plaza, 19th Floor

Buffalo, New York 14203

Re: Owego, Johnson City and Vestal Branch Sale

Ladies and Gentlemen:

We have acted as counsel to Chemung Canal Trust Company ("Purchaser") in connection with that certain Purchase and Assumption Agreement by and between Purchaser and Manufacturers and Traders Trust Company, a New York chartered commercial bank, ("Seller") dated as of November 30, 2007, ("Agreement"), and in connection with the transactions contemplated thereby. This opinion is being delivered to you pursuant to Section _____ of the Agreement.

For purposes of this letter, we have examined copies of the following documents:

(i) The Agreement;

(ii) Purchaser's Organization Certificate, as amended to the date of this letter;

(iii) Purchaser's By-laws, as amended to the date of this letter;

(iv) Certain Resolutions of the Purchaser's Board of Directors; and

(v) An Officer's Certificate from Purchaser dated as of the date hereof as to the incumbency and authority of _______, the ________of Purchaser and Purchaser's corporate existence and certain other facts regarding the Purchaser.

For purposes of the opinions expressed below, we have not, except as specifically identified above, made an independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Purchaser or any of its subsidiaries.

In our examination of the Agreement and the aforesaid certificates, records, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopies, photostatic or reproduced copies, and the authenticity of all such latter documents. We also have assumed the authenticity, accuracy and completeness of the foregoing certifications (of public officials, governmental agencies and departments, corporate officers and individuals) and statements of fact, on which we are relying, and have made no independent investigations thereof. We have assumed that any of the certifications and representations dated earlier than the date hereof on which we have relied continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof. In rendering this opinion, we have made inquiries of officers and employees of Purchaser as we have deemed appropriate. We have also assumed the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

As used in this letter, the phrase "to our knowledge" means the actual conscious awareness of facts or other information of lawyers in this firm who have given substantive legal attention to representing Purchaser in connection with the Agreement.

This opinion letter is based as to matters of law solely on applicable provisions of (i) the laws of the State of New York and (ii) the Federal laws of the United States of America. We express no opinion as to any other laws, statutes, ordinances, rules or regulation.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. Purchaser is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to execute, deliver and perform the Agreement.

2. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby by Purchaser have been duly and validly authorized and approved by all requisite corporate action. Assuming the due and valid execution, delivery and performance of the Agreement and the transactions contemplated thereby by you, the Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors of national banking associations and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

3. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not (a) conflict with any of the provisions of the charter, bylaws or other governing instruments of Purchaser, (b) violate any applicable laws, orders or regulations, (c) breach, or result in a default under, any existing obligation of Purchaser under any material agreement to which it is a party or by which any of its property is bound, or (d) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated in the Agreement).

4. To our knowledge, there are no actions, suits, claims, proceedings or investigations pending or threatened against Purchaser that (a) question the validity of or otherwise challenge the Agreement, (b) seek to restrain, enjoin or prevent the consummation of the transactions contemplated by the Agreement, or (c) could reasonably be expected to result in rescission of the Agreement or the transactions contemplated thereby.

5. All applicable consents, approvals and authorizations of any federal or state governmental authority or agency required for the execution, delivery and performance by Purchaser of the Agreement and the consummation by it of the transactions contemplated thereby have been obtained, all applicable waiting periods have expired and all conditions in such approvals that are required to be satisfied prior to the closing contemplated by the Agreement have been satisfied.

This opinion letter has been prepared solely for your benefit in connection with the closing of the transactions contemplated by the Agreement on the date hereof, and may not be relied upon by any other person or otherwise published, communicated, or publicly filed or made available to third parties without our prior written consent. Notwithstanding the foregoing, we understand that you may deliver copies of this opinion to your counsel,________ in connection with the transactions contemplated by the Agreement; and you may also have to provide a copy to any state or federal governmental or regulatory authority which has jurisdiction over you or to any court or state or federal governmental or regulatory authority pursuant to any legal process. We consent to such delivery of copies hereof to any such entity or entities provided that we do not intend, through allowing such disclosure, to be rendering any legal advice or opinion (other than opinions rendered in connection with the transactions contemplated by the Agreement) to such entity or entities upon which they may rely. We disclaim any responsibility to update this opinion at any time following the date hereof.

Very truly yours,